AGREEMENT OF MERGER AND
PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF MERGER AND REORGANIZATION entered into as of the 11th day of December, 2008, by and between DIVERSIFIED PRODUCT INSPECTIONS, INC., a Florida corporation ("DPI-FL"), and DIVERSIFIED PRODUCT INSPECTIONS, INC., a Delaware corporation ("DPI-DE").

WHEREAS, the Board of Directors of DPI-DE and DPI-FL have resolved that both companies be merged, pursuant to the Florida Business Corporation Act ("FBCA") and Delaware General Corporation Law ("DGCL"), into a single corporation existing under the laws of the State of Delaware, to wit, DPI-DE, which shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the "Surviving Corporation");

NOW, THEREFORE, in consideration of the covenants and agreements herein made, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Merger. DPI-FL shall be, at the Effective Date (as hereinafter defined), merged (hereinafter called "Merger") into DPI-DE, which shall be the Surviving Corporation, and the parties hereto adopt and agree to the following agreements, terms, and conditions relating to the Merger and the mode of carrying the same into effect.

2. Filings; Effects of Merger.

2.1 Approval by Shareholders of DPI-FL. This Agreement has been approved by the shareholders of DPI-FL in the manner provided by the applicable laws of the State of Florida.

2.2 Filings; Effective Date. If this Agreement has not been, terminated or abandoned as permitted by the provisions hereof, then the Articles of Merger shall be filed and recorded with the State of Florida and the Certificate of Merger shall be filed and recorded with the State of Delaware. The Merger shall become effective on the date on which the Merger becomes effective under the laws of Florida or the date on which the Merger becomes effective under the laws of Delaware, whichever occurs later, which date is herein referred to as the "Effective Date."

2.3 Certain Effects of Merger. On the Effective Date, the separate existence of DPI-FL shall cease, and DPI-FL shall be merged into DPI-DE which, as the Surviving Corporation, shall possess all the rights, privileges, powers, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, duties and liabilities of DPI-FL; and all and singular, the rights, privileges, powers, and franchises of DPI-FL, and all property, real, personal, and mixed, and all debts due to DPI-FL on whatever account, as well as stock subscriptions, liens and all other things in action or belonging to DPI-FL, shall be vested in

the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of DPI-FL, and the title to any real estate vested by deed or otherwise, under the laws of Delaware or any other jurisdiction, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of DPI-FL shall be preserved, unimpaired, and all debts, liabilities, and duties of DPI-FL shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it. At any time, or from time to time, after the Effective Date, the last acting officers of DPI-FL or the corresponding officers of the Surviving Corporation, may, in the name of DPI-FL execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all DPI-FL's property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.

3. Name of Surviving Corporation; Certificate of Incorporation; Bylaws; Directors; Officers

3.1 Name of Surviving Corporation. The name of the Surviving Corporation from and after the Effective Date shall be Diversified Product Inspections, Inc., a Delaware corporation.

3.2 Certificate of Incorporation. The Certificate of Incorporation of DPI-DE in effect on the date hereof shall from and after the Effective Date be, and continue to be, the Certificate of Incorporation of the Surviving Corporation until changed or amended as provided by law.

3.3 Bylaws. The Bylaws of DPI-DE, as in effect immediately before the Effective Date, shall from and after the Effective Date be, and continue to be, the Bylaws of the Surviving Corporation until amended as provided therein.

3.4 Directors and Officers. At the Effective Date of the Merger, the members of the board of directors, the board committees and advisory board, and the officers of DPI-FL in office at the Effective Date of the Merger shall become the members of the board of directors, board committees and advisory board and the officers, respectively, of the Surviving Corporation, each of such directors, committee members and advisory board members and officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL, until his or her successor is duly elected or appointed and qualified.

4. Status and Conversion of Securities. Each one share of DPI-FL common stock which shall be issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Date into one fully paid share of DPI-DE common stock, and outstanding certificates

representing shares of DPI-FL common stock shall thereafter represent shares of DPI-DE common stock. Such certificates may, but need not be, exchanged by the holders thereof after the Merger becomes effective for new certificates for the appropriate number of shares bearing the name of the Surviving Corporation.

5. Abandonment of Merger. At any time before the Effective Date of the Merger (whether it is before or after filing the Articles of Merger), this Agreement of Merger and Plan of Merger and Reorganization may be terminated and the Merger abandoned by the shareholders of DPI-FL.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date first above written.

DIVERSIFIED PRODUCT INSPECTIONS, INC.,
a Florida corporation

By: John Van Zyll
John Van Zyll, President

DIVERSIFIED PRODUCT INSPECTIONS, INC.,
a Delaware corporation

By: John Van Zyll
John Van Zyll, President

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